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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
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                           NORTHFIELD LABORATORIES INC.

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: June 26, 2002

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Source: C. Robert Coates

Coates and Williams Challenge Northfield's CEO and Directors in Proxy Contest

Lake Forest, IL, June __ -- For the first time ever, Northfield's (NASDAQ: NFLD) shareholders have the opportunity to actually choose two of their own directors.
C. Robert Coates and Bert Williams filed their definitive proxy with the Securities and Exchange Commission on Monday and can now mail their proxies and ballots to shareholders.

C. Robert Coates said, "We believe that Northfield's PolyHeme is technologically superior to every other blood substitute. But having the best product is never enough, as Dick DeWoskin, CEO of Northfield, has proven yet again. We are extremely disappointed by DeWoskin's failure to get to even first base with the Food and Drug Administration (FDA) and by the decline in the stock price to a new low of $3.91 on May 31, 2002."

"Northfield announced it filed its Biologic License Application (BLA) with the FDA on August 28, 2001. In their press release they said, 'We plan to continue working with the FDA to support the strength of our application and to provide any additional information that may be necessary to achieve a favorable determination.'"

"But then on November 19, 2001, Northfield announced that the FDA issued a 'Refusal to File' letter. That means that there were obvious, severe flaws in their application. Dick DeWoskin has still not communicated any of the contents of the FDA letter. Seven months have gone by since the FDA refused to review Northfield's application and there is still no resolution."

"Northfield's shareholders have repeatedly expressed concern about the 'Wall of Silence' that DeWoskin has erected around Northfield. We want to change that by joining the board of directors. Two years ago DeWoskin agreed to both increase communications and add expertise to the board. Neither promise materialized."

"Northfield needs more money, and it needs a CEO who can get the job done for the shareholders. We think the only way to remedy the present situation is to find a major pharmaceutical firm which will invest in Northfield on terms satisfactory to the shareholders. In addition to infusing much needed capital into the company before it runs out of money, this pharmaceutical company would provide Northfield with an experienced CEO and with the marketing and manufacturing expertise that's missing."

"We believe that several of the major pharmaceutical companies would be more than happy to work with Northfield if Dick DeWoskin were to agree to step down as CEO after they made a major investment. We believe that Dick turned down an offer in 1996 from a major pharmaceutical company of $30-35 a share. We believe that even today Northfield can sell 3,000,000 new shares for at least $20 a share."

"Northfield's product has tremendous potential, both to save lives and to provide shareholders with above average returns on their investments. PolyHeme has no competition in the trauma market. Moreover, our armed forces and Homeland Security agencies will need to stockpile blood substitutes, just as they are now stockpiling key vaccines and medicines."

If you are a shareholder and have any comments, suggestions or questions, please call Simon Goldberg of The Robert Coates Group at 1-800-295-0841, extension 240 or email us at sgoldberg@rcoates.com.

Source: C. Robert Coates